Exhibit 107

Calculation of Filing Fee Table

S-8

(Form Type)

The Joint Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $.001 per share	Other (2)	1,200,000 (3)	$15.1775	$18,213,000	0.00011020	$2,008
Total Offering Amounts					$18,213,000		$2,008
Total Fee Offsets							$0
Net Fee Due							$2,008

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the Registrant’s common stock which become issuable under The Joint Corp. Amended and Restated 2014 Incentive Stock Plan, as amended (the “Stock Plan”) because of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock.

(2)	Estimated in accordance with Rule 457(c) and (h) solely for purposes of calculating the registration fee. The maximum offering price per share and the maximum aggregate offering price are based on the average of the high ($15.66) and low ($14.695) sale price of the registrant's common stock as reported on The NASDAQ Capital Market on 5/19/2023, which date is within five business days prior to filing this registration statement.

(3)	Represents shares added to the shares previously authorized for issuance under the Stock Plan pursuant to an amendment to the Stock Plan increasing the number of shares reserved for issuance thereunder, effective May 25, 2023.